Exhibit 21.1

DYNEX CAPITAL, INC.
LIST OF SIGNIFICANT CONSOLIDATED ENTITIES
As of December 31, 2017

Name        State of Organization

Commercial Capital Access One, Inc.        Virginia

Financial Asset Securitization, Inc.    Virginia

Investment Capital Access, Inc.    Virginia

Issued Holdings Capital Corporation    Virginia

Mackinaw Insurance Company, LLC    Michigan

MERIT Securities Corporation    Virginia

SMFC Funding Corporation    Virginia